Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-257504

Issuer Free Writing Prospectus, dated September 27, 2022

ATMOS ENERGY CORPORATION

Final Term Sheet

5.450% Senior Notes due 2032

5.750% Senior Notes due 2052

This Free Writing Prospectus relates only to the 5.450% Senior Notes due 2032 and the 5.750% Senior Notes due 2052 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated September 27, 2022.

5.450% Notes due 2032

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A1 (Stable) / A- (Negative)

Trade Date:	September 27, 2022

Settlement Date (T+4):**	October 3, 2022

Security Description:	Senior Unsecured Notes

Principal Amount:	$300,000,000

Maturity Date:	October 15, 2032

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, beginning April 15, 2023 (long first coupon)

Coupon:	5.450%

Benchmark Treasury:	2.750% UST due August 15, 2032

Benchmark Treasury Price & Yield:	90-06 / 3.959%

Spread to Benchmark Treasury:	+152 bps (1.520%)

Yield to Maturity:	5.479%

Public Offering Price:	99.776% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (before expenses) to the Issuer:	$297,378,000 (99.126%)

Day Count Convention:	30/360

Optional Redemption Provisions:

The 2032 Notes may be redeemed, at the option of Atmos Energy Corporation, prior to July 15, 2032 (which is the date that is three months prior to the maturity date of the notes), in whole or from time to time in part, at the “make-whole” redemption price.

The 2032 Notes may also be redeemed, at the option of Atmos Energy Corporation, at any time on or after July 15, 2032 (which is the date that is three months prior to the maturity date of the notes), in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+25 basis points

CUSIP/ISIN:	049560 AX3 / US049560AX34

Joint Book-Running Managers:	Mizuho Securities USA LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. Truist Securities, Inc.

Sr. Co-Manager:	Regions Securities LLC

Co-Managers:	BOK Financial Securities, Inc. Fifth Third Securities, Inc.

5.750% Notes due 2052

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A1 (Stable) / A- (Negative)

Trade Date:	September 27, 2022

Settlement Date (T+4):**	October 3, 2022

Security Description:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Maturity Date:	October 15, 2052

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, beginning April 15, 2023 (long first coupon)

Coupon:	5.750%

Benchmark Treasury:	2.875% UST due May 15, 2052

Benchmark Treasury Price & Yield:	83-06 / 3.829%

Spread to Benchmark Treasury:	+195 bps (1.950%)

Yield to Maturity:	5.779%

Public Offering Price:	99.586% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (before expenses) to the Issuer:	$493,555,000 (98.711%)

Day Count Convention:	30/360

Optional Redemption Provisions:

The 2052 Notes may be redeemed, at the option of Atmos Energy Corporation, prior to April 15, 2052 (which is the date that is six months prior to the maturity date of the notes), in whole or from time to time in part, at the “make-whole” redemption price.

The 2052 Notes may also be redeemed, at the option of Atmos Energy Corporation, at any time on or after April 15, 2052 (which is the date that is six months prior to the maturity date of the notes), in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+30 basis points

CUSIP/ISIN:	049560 AY1 / US049560AY17

Joint Book-Running Managers:	Mizuho Securities USA LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. Truist Securities, Inc.

Sr. Co-Manager:	Regions Securities LLC

Co-Managers:	BOK Financial Securities, Inc. Fifth Third Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

** We expect that delivery of the notes will be made against payment therefor on or about October 3, 2022, which will be the fourth business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in two business days, and purchasers who wish to trade notes on the date of pricing or any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+4, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on such dates should consult their advisers.

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Mizuho Securities USA LLC at 1-866-271-7403 (toll-free); TD Securities (USA) LLC at 1-855-495-9846 (toll-free); or U.S. Bancorp Investments, Inc. at 1-877-558-2607 (toll-free).

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